Exhibit 99.1

Contact:	Amedisys, Inc.
Larry Graham
President/Chief Operating Officer
(225) 292-2031
lgraham@amedisys.com

AMEDISYS REPORTS RECORD FOURTH QUARTER AND FULL

YEAR REVENUES AND EARNINGS

COMPANY ALSO ANNOUNCES APPOINTMENT OF NEW CFO

COMPANY TO HOST CONFERENCE CALL

TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (February 20, 2007) – Amedisys, Inc. (Nasdaq: “AMED”, “Amedisys” or “the Company”), one of the nation’s largest providers of home health nursing services, today reported its financial results for the fourth quarter and year ended December 31, 2006.

For the year ended December 31, 2006, the Company reported record net income of $38.3 million, or $1.72 per diluted share, on record net service revenue of $541.1 million. Net income includes a charge of $0.03 per diluted share for the write off of deferred financing fees related to early retirement of the Company’s senior credit facility. For the same period in the previous year, Amedisys reported net income of $30.1 million, or $1.41 per diluted share, on net service revenue of $381.6 million. The diluted weighted average number of shares outstanding approximated 22.3 million in the year ended December 31, 2006 and 21.3 million in the comparable period of 2005.

For the quarter ended December 31, 2006, the Company reported record quarterly net income of $11.4 million, or $0.48 per diluted share, on record quarterly net service revenue of $144.0 million. Amedisys reported net income of $7.3 million, or $0.34 per diluted share for the quarter ended December 31, 2005 on net service revenue of $118.9 million. The diluted weighted average number of shares outstanding approximated 23.8 million for the quarter ended December 31, 2006 and 21.3 million for the comparable period of 2005.

All earnings per share data have been adjusted for Amedisys’ four-for-three stock split.

The Company generated $43.1 million and $43.5 million in cash flow from operations in 2006 and 2005, respectively. Included in cash flow from operations is $18.8 million in 2005 payroll taxes that were deferred and paid in 2006 rather than 2005 under the Hurricane Katrina Relief Act extended deadlines. Had the Company paid the $18.8 million of payroll taxes in 2005, cash flow from operations would have been $24.7 million in 2005 and $61.9 million in 2006. In the quarter ended December 31, 2006, the Company raised $118.0 million in net proceeds by selling 3.0 million shares of its common stock. In conjunction with the offering, the Company repaid the outstanding balance of $43.1 million and terminated its senior credit facility.

“We have enjoyed yet another year of record revenues and record net income,” said William F. Borne, Chief Executive Officer of Amedisys. “Our earnings per share have grown over 20 percent in each of the past four years. Further, we have worked diligently to position our balance sheet in a manner that allows us to aggressively pursue organic growth via start-ups and potential attractive acquisition candidates.”

For 2007, Amedisys expects that net revenues will be in the range of $625 million to $650 million and diluted earnings per share, based on the Company’s estimate of 26.5 million shares outstanding and including stock option expense, will be in the range of $2.05 to $2.15. This guidance includes approximately 40 home health and 4 to 5 hospice start-ups but does not include any acquisitions. Capital expenditures are expected to be about two percent of revenue, plus approximately $6.0 million related to the deployment of our Point of Care system.

Separately, Amedisys also announced today the resignation of its Chief Financial Officer, John Giblin, for personal reasons. “I have enjoyed my brief time at Amedisys and believe the Company is poised to continue its impressive trend of growth and profitability,” said Mr. Giblin.

“We wish John well and would like to thank him for his contributions to Amedisys during his short tenure with us,” said Mr. Borne. “However, we understand that, in the best interests of his family, it was important for him to be closer to Atlanta at this time.”

In conjunction with Mr. Giblin’s departure, Amedisys has appointed Dale E. Redman, 59, the Company’s interim Chief Financial Officer. However, it is the Company’s intent that Mr. Redman will be appointed permanent Chief Financial Officer in the near future.

“We are quite fortunate to so quickly fill the CFO position with an individual that possesses such a wealth of experience in interacting with the capital markets and financial reporting,” said Mr. Borne. “Dale has spent nearly his entire 34 year career in senior level finance positions, and we are pleased to have someone of his caliber join the Amedisys management team. On behalf of the Board of Directors and other management team members, I would like to welcome Dale to the Amedisys family.”

Most recently, Mr. Redman served as a Managing Director at Windward Capital Consulting, LLC, where he assisted businesses with capital issues and provided management consulting services in support of companies’ growth strategies. Prior to this, Mr. Redman served for 10 years as Executive Vice President and Chief Financial Officer of the United Companies Financial Corporation, which was a publicly traded home mortgage and home equity lender based in Baton Rouge, La. In addition, Mr. Redman is an Adjunct Instructor in Finance at Louisiana State University, where he graduated with a Masters Degree in Accounting.

To participate in the conference call, please dial 800-632-2975 (Domestic) or 973-935-8755 (International) a few minutes before 10:00 a.m. ET on Tuesday, February 20, 2007. A replay of the conference call will be available from 12:00 p.m. ET on February 20, 2007 until 12:00 p.m. ET on February 27, 2007. The replay dial in number is 877-519-4471 (Domestic) or 973-341-3080 (International). The replay pin number is 8425791.

The call will also be available on the Internet live and for seven days thereafter at the following:

http://www.videonewswire.com/event.asp?id=37884

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

http://www.amedisys.com

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	As of December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$84,221	$17,231
Restricted cash	4,797	—
Patient accounts receivable, net of allowance for doubtful accounts of $9,870 and $12,387 at December 31, 2006 and 2005, respectively	74,929	68,139
Prepaid expenses	4,133	2,693
Other current assets	11,125	4,277

Total current assets	179,205	92,340
Property and equipment, net	52,960	27,389
Goodwill	213,032	197,002
Intangible assets, net of accumulated amortization of $4,899 and $3,108 at December 31, 2006 and 2005, respectively	12,733	11,447
Other assets, net	5,826	11,819

Total assets	$463,756	$339,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,339	$29,922
Accrued expenses	46,587	41,948
Obligations due Medicare	6,139	10,551
Current portion of long-term obligations	3,223	10,144
Current portion of deferred income taxes	11,630	4,173

Total current liabilities	81,918	96,738
Long-term obligations, less current portions	2,114	43,063
Deferred income taxes	10,781	3,556
Other long-term obligations	4,936	4,041

Total liabilities	99,749	147,398
Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $.001 par value, 30,000,000 shares authorized; 25,902,210 and 15,881,691 issued and 25,798,723 and 15,877,524 shares outstanding at December 31, 2006 and 2005, respectively	26	16
Additional paid-in capital	279,553	146,684
Treasury stock at cost, 103,487 and 4,167 shares of common stock held at December 31, 2006 and 2005, respectively	(379)	(25)
Unearned compensation	—	(628)
Retained earnings	84,807	46,552

Total stockholders’ equity	364,007	192,599

Total liabilities and stockholders’ equity	$463,756	$339,997

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(Amounts in thousands, except per share data)

	For the Year Ended December 31,
	2006	2005	2004
Net service revenue	$541,148	$381,558	$227,089

Cost of service, excluding depreciation and amortization	235,458	163,032	96,078
General and administrative expenses:
Salaries and benefits	133,315	93,116	56,885
Non-cash compensation	2,560	369	31
Other	94,053	67,966	36,591
Depreciation and amortization	10,106	6,973	4,126

Operating expense	475,492	331,456	193,711

Operating income	65,656	50,102	33,378

Other income (expense):
Interest income	1,197	1,464	550
Interest expense	(4,907)	(2,932)	(510)
Miscellaneous, net	(49)	106	(59)

Total other (expense)	(3,759)	(1,362)	(19)

Income before income taxes	61,897	48,740	33,359
Income tax expense	(23,642)	(18,638)	(12,855)

Net income	$38,255	$30,102	$20,504

Net income per common share (1):
Basic	$1.75	$1.45	$1.18

Diluted	$1.72	$1.41	$1.14

Weighted average shares outstanding (1):
Basic	21,809	20,808	17,409

Diluted	22,289	21,293	18,057

(1)	The share and net income per share information presented above for the years ended December 31, 2005 and 2004 have been adjusted to reflect the four-for-three stock split effected in the form of a 33 1/3% stock dividend for holders of record as of November 27, 2006.

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